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                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

                                       FOR

                                  ECLIPSE FUNDS
                                  BALANCED FUND
                               MID CAP VALUE FUND
                              SMALL CAP VALUE FUND
                          ULTRA SHORT TERM INCOME FUND

                  WHEREAS, Eclipse Funds (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

                  WHEREAS, shares of beneficial interest of the Trust are currently divided into a number of separate series, including the BALANCED FUND, MID CAP VALUE FUND, SMALL CAP VALUE FUND, and the ULTRA SHORT TERM INCOME FUND (the "Funds");

                  WHEREAS, the Trust desires to adopt, on behalf of each of the Funds, a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the "Plan") pursuant to which shares of each such Fund may be issued in two classes, designated as "No-Load Class" shares and "Service Class" shares;

                  WHEREAS, pursuant to a Management Agreement dated December 12, 2000, the Trust employs New York Life Investment Management LLC ("New York Life") as manager for the Funds; and

                  WHEREAS, pursuant to a Distribution Agreement dated January 1, 1994, as amended, the Trust employs NYLIFE Distributors Inc. ("NYLIFE Distributors") as distributor of the securities of which it is the issuer.

                  NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, the Plan, in accordance with Rule 18f-3 under the Act, subject to the following terms and conditions:

                  1. FEATURES OF THE CLASSES. Each Fund issues its shares of beneficial interest in two classes: "No-Load Class" shares and "Service Class" shares. Shares of each class of a Fund shall represent an equal pro rata interest in such Fund, and, generally, shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except that: (a) each class of shares shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 3 below; and (c) each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its service arrangement and separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, No-Load Class shares and Service Class shares shall have the features described in Sections 4 and 5 below.
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                  2. SERVICE PLAN. Shares of the Service Class of each Fund are offered pursuant to a Shareholder Services Plan ("Service Plan") adopted by the Board of Trustees on behalf of each such class. Shareholders of the Service Class shares of each Fund receive additional shareholder services that are not provided to shareholders of the No-Load Class. The cost of such services is borne by the shareholders of the Service Class.

                  Under the Service Plan, each Fund is authorized to pay to New York Life, as compensation for service activities rendered by New York Life, its affiliates, or independent third-party service providers, to holders of the Service Class shares of a Fund, a shareholder service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Service Class shares of the Fund (the "Service Fee").

                  For purposes of the Service Plan, "service activities" shall mean those activities for which a "service fee," as defined by the rules of National Association of Securities Dealers Inc., may be paid.

                  3. ALLOCATION OF INCOME AND EXPENSES. (a) The gross income of each Fund shall, generally, be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses, as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of net assets of each class of shares of the Fund. These expenses include:

          A. expenses insured by the Trust (for example, fees of Trustees, auditors, and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Corporate Level Expenses"); and

          B. expenses incurred by a Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

                  2. Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a Service Plan;
(ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) Trustees' fees incurred as a result of issues relating solely to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories
(ii)-(viii) above may be allocated to a class but only if the President and Treasurer have determined, subject to Board approval or ratification, which of such categories or expenses will be treated as Class Expenses, consistent with applicable legal principals under the Act and the Internal Revenue Code of 1986, as amended (the "Code").
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                  Therefore, expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Corporate Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net assets. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the Act and the Code.

                  4. EXCHANGE PRIVILEGES. Shareholders may exchange shares of one class of a Fund for shares of an identical class of any other Fund, based upon each Fund's net asset value per share. Shareholders may also exchange shares of a No-Load Class of any Fund for No-Load Class shares of any fund that is a series of Eclipse Funds, Inc. (an "Eclipse Fund"), based upon the Fund's and the Eclipse Fund's relative net assets per share.

                  5. CONVERSION FEATURES. No conversion from No-Load Class shares into Service Class shares, or vice versa, is currently offered.

                  6. QUARTERLY AND ANNUAL REPORTS. The Board of Trustees shall receive quarterly and annual statements concerning all allocated Class Expenses and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the servicing of a particular class of shares will be used to justify any servicing fee attributable to that class. Expenditures not related to the servicing of a particular class shall not be presented to the Trustees to justify any fee attributable to that class. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Trustees in the exercise of their fiduciary duties. Under each Service Plan, the amount of the Service Fee payable to New York Life, its affiliates, or independent third party service providers is not related directly to expenses incurred by New York Life, its affiliates, or independent third party service providers on behalf of a Fund in servicing holders of Service Class shares of a Fund.

                  7. ACCOUNTING METHODOLOGY. (a) The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses among the Funds:

                     (1) On a daily basis, a fund accountant shall calculate the Service Fee to be charged to each Service Class of shares by calculating the average daily net asset value of such shares outstanding and applying the fee rate to the result of that calculation.

                     (2) The fund accountant will allocate designated Class Expenses, if any, to the respective classes.
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          C. The fund accountant will allocate income and Corporate Level and
Fund Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of a Fund for Fund Expenses, and in relation to the net asset value of the Trust for Corporate Level Fees. These calculations shall be based on net asset values at the beginning of the day for non-money market funds, and based on the relative value of settled shares at the beginning of the day for any money market funds.

          D. The fund accountant shall then complete a worksheet (attached as Exhibit A) using the allocated income and expense calculations from Paragraph
(3) above, and the additional fees calculated from Paragraphs (1) and (2) above. The fund accountant may make non-material changes to the form of the worksheet as it deems appropriate.

          E. The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

             9. WAIVER OR REIMBURSEMENT OF EXPENSES. Expenses may be waived or reimbursed by any adviser to the Trust, by the Trust's underwriter or any other provider of services to the Trust without the prior approval of the Board of Trustees.

             10. EFFECTIVENESS OF PLAN. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect interest in the operation of the Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

             11. MATERIAL MODIFICATION. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 10 hereof.

                  IN WITNESS WHEREOF, the Trust, on behalf of the Funds, has adopted this Multiple Class Plan as of the 18th day of April, 2002.

                                                     ECLIPSE FUNDS

                                                     By:  /s/ Robert A. Anselmi

                                                     Name:    Robert A. Anselmi
                                                     Title:   Secretary